Table of Contents

Exhibit 1.1

Amended By-Laws of Petróleo Brasileiro S.A. ‒ Petrobras

(Dated as of February 28, 2012)

Chapter I

Nature, Headquarters and Object

Art. 1 – Petróleo Brasileiro S.A. – Petrobras is a joint stock company controlled by the Federal Government, of indeterminate duration, to be governed by the terms and conditions of the Joint Stock Corporation Law (Law No. 6,404 of December 15, 1976) and by these By-Laws.

Sole paragraph. The control of the Federal Government shall be exercised by means of ownership and possession of at least fifty percent plus one share of the Corporation's voting capital.

Art. 2 –  Petrobras has its headquarters and legal venue in the city of Rio de Janeiro, State of Rio de Janeiro, and may establish, either in the country or abroad, branch-offices, agencies, sub-branches and offices.

Art. 3 – The Corporation has as its object the research, mining, refining, processing, trade and transport of oil from wells, shale and other rocks, its derivatives, natural gas and other fluid hydrocarbons, in addition to other energy related activities; it may promote the research, development, production, transport, distribution and marketing of all forms of energy, as well as other related activities or alike ones.

Paragraph 1 – Economic activities related to the corporate object shall be developed by the Corporation on a free competition basis with other companies according to market conditions, due consideration given to further principles and guidelines of Law No. 9,478 of August 6, 1997 and of Law No. 10,438 of April 26, 2002.

Paragraph 2 – Petrobras may, directly or through its subsidiaries, either associated or not with third parties, perform in the Country or away from the domestic territory, any of the activities within its corporate object.

Chapter II

Corporate Capital, Stock and Shareholders

Art. 4 – The corporate capital is of R$205,379,728,979.46 (two hundred and five billion, three hundred seventy nine million, seven hundred twenty eight thousand, nine hundred seventy nine reais  and forty six cents) divided into 13,044,496,930 (thirteen billion, forty four million, four hundred ninety six thousand and nine hundred and thirty) shares without nominal value, being 7,442,454,142 (seven billion, four hundred forty two million, four hundred fifty four thousand, one hundred and forty two) common shares and 5,602,042,788 (five billion, six hundred and two million, forty two thousand and seven hundred and eighty eight) preferred shares.

Paragraph 1 – Increases of the corporate capital by means of the issuance of common shares must be previously submitted to the deliberation of the General Meeting.

Paragraph 2 – By deliberation of the Board of Directors, the Corporation may acquire its own shares to keep them in the treasury, for cancelling or subsequent disposal, up to the amount of the balance of profits and available reserves, except the legal reserve, without decrease of the corporate capital, in compliance with the prevailing legislation.

Paragraph 3 – The corporate capital may be increased by means of the issuance of preferred shares, without following any proportion in respect of the common shares, in compliance with the legal limit of two-thirds of the corporate capital, as well as complying with the preemptive right of all the shareholders.

Art. 5 – The shares of the Corporation shall be common shares entitles to vote and preferred shares, the latter always without vote entitlement.

Paragraph 1 – Preferred shares shall not be convertible to common shares, or vice-versa.

Paragraph 2 – Preferred shares shall have priority in case of capital reimbursement and in the distribution of the 5% (five percent) minimum dividend, calculated on the part of the capital represented by such kind of shares, or 3% (three percent) of the net value of the shares, always with the greater prevailing, with a participation equal to the common shares in corporate capital increases deriving from the incorporation of the reserves and profits.

Paragraph 3 – Preferred shares shall participate non-cumulatively on equal conditions with the common shares on the distribution of dividends whenever the latter are greater than the minimum percentage as guaranteed to them in the preceding paragraph.

Art. 6 – Shares shall be paid-in in accordance with the rules established by the General Meeting or by the Board of Directors, depending upon the body that authorized the capital increase within the authorized limit. In the case of shareholder’s default and irrespective of questioning, the Corporation may initiate the execution and determine the sale of the shares for that shareholder’s account and risk.

Art. 7 – The shares of the Corporation, all of them book entry shares, shall be kept in the name of their holders, in a deposit account of a financial institution authorized by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) without the issuance of certificates.

Art. 8 – Shareholders shall be entitles in each fiscal year to dividends and/or–additional payment on shareholder’s equity, which must not be less than 25% (twenty-five percent) of the net profit adjusted according to the Joint Stock Corporation Law, and divided pro-rata by the shares into which the capital of the Corporation is divided.

Art. 9 – Except for the deliberation by the General Meeting, the Corporation shall make the payment of the dividends and of the additional payment on shareholder’s equity within a 60 (sixty)-day deadline as of the date they are announced and, in any case, within the corresponding fiscal year in compliance with the pertinent legal rules.

Sole paragraph. Upon deliberation by the Board of Directors, the Corporation may advance amounts to its shareholders as dividends or additional payment on shareholder’s equity, and adjusted by the SELIC rate as of the date of the actual payment until the closing of the respective fiscal year in the manner foreseen in 204 of Law No. 6,404, of 1976.

Art. 10 – Dividends not claimed within 3 (three) years as of the date they were placed at the shareholders’ disposal shall prescribe in behalf of the Corporation.

Art. 11 –  The amounts of the dividends and interests, as compensation on shareholders' equity, due to the National Treasury and to the other shareholders, shall be subject to financial charges equivalent to the SELIC rate as of the closing of the fiscal year until the actual collection or payment, without detriment to the incidence of interests on arrears, when such collection does not take place on the date set by the General Meeting.

Art. 12 – In addition to the Federal Government in its capacity as controlling shareholder of the Corporation, individuals or legal entities, either Brazilians or foreigners, either residents or not in the country, may be shareholders.

Art. 13 – The shareholder may be represented at the General Meeting in the manner foreseen in Art.  126 of Law No. 6,404 of 1976, either presenting at that moment or by depositing the voucher issued by the depository financial institution together with the identity document or a power-of-attorney with special powers.

Paragraph 1 – The representation of the Federal Government at the General Meetings of the Corporation shall be in accordance with the specific federal legislation.

Paragraph 2 – At the Shareholders’ General Meeting that deliberates about the election of members of the Board of Directors, the entitlement to vote of the shareholders who are holders of preferred shares is conditional upon compliance with the condition established in paragraph 6 of art. 141 of Law No. 6,404 of 1976, of proven uninterrupted ownership of the stock participation during 3 (three) months, at least, immediately before the holding of the Meeting.

Chapter III

Subsidiaries and Affiliates

Art. 14 – For the strict performance of the activities related to its corporate object, Petrobras may, according to the authority granted by Law No. 9,478 of 1997, set up subsidiaries as well as associate itself, either majoritarily and/or minoritarily, with other companies.

Art. 15 – In compliance with Law No. 9,478 of 1997, Petrobras and its subsidiaries may acquire shares or quotas of other companies, participate in specific purpose companies, as well as associate themselves wit domestic or foreign companies, and constitute with them consortia, either as leader-company or not, with the purpose of expanding activities, combining technologies and enlarging investments applied in activities related with its object.

Art. 16 – The subsidiary and controlled corporations shall follow the deliberations of their respective management bodies, which shall be bound by the guidelines and the strategic planning adopted by the Board of Directors of Petrobras, as well as the regular corporate rules established by Petrobras by means of guidance of technical, administrative, accounting, financial and legal nature.

Sole paragraph. The relations with the subsidiary, affiliated and controlled companies shall be through the intermediary of a member of the Board of Executive Officers in accordance with the guidelines set up by the Board of Directors.

Chapter IV

Management of the Corporation

Section I

Board Members and Officers

Art. 17 – Petrobras shall be managed by a Board of Directors with deliberative functions, and a Board of Executive Officers.

Art. 18 – The Board of Directors shall comprise at least five and up to nine members elected by the Shareholders' General Meeting, which shall designate the Chairman of the Board of Directors from among them, all with a term of office that may not be longer than 1 (one) year, with re-election permitted.

Sole paragraph. In case the office of the Chairman of the Board of Directors becomes vacant, the substitute shall be elected at the first next regular meeting of the Board of Directors until the next General Meeting.

Art. 19 – In the election procedure of the members of the Board of Directors by the Shareholders' General Meeting, the following rules shall be complied with:

I – Minority shareholders are entitled to elect one of the members of the Board of Directors, if no greater number is assigned to them by the multiple vote procedure.

II – Shareholders of preferred shares holding jointly at least 10% (ten percent) of the corporate capital, with the exclusion of the controlling shareholders, are entitled to select and to remove 1 (one) member of the Board of Directors in a separate voting procedure at the General Meeting; the rule contained in paragraph 4 or art. 8 of Law No. 10,303 of October 31, 2001 is not applicable to the Corporation.

III – Whenever the election of the Board of Directors is cumulatively performed by the multiple vote procedure and the holders of common and preferred shares exercise the right to elect a member, the right shall be ensured to the Federal Government to elect the members of the Board of Directors in a number equal to the number of those selected by the other shareholders plus one, irrespectively of the number of members of the Board of Directors established in Art. 18 of these By-Laws.

IV – Employees have the right to indicate 1 (one) member of the Board of Directors on a separate voting, through their peers’ direct vote in accordance with paragraph 1, article 2 of Law No. 12,353 of December 28, 2010.

Art. 20 – The Board of Executive Officers shall comprise a Chief Executive Officer, chosen from among the members of the Board of Directors, and seven Officers elected by the Board of Directors from among Brazilians residing in the country, with a term of office that may not be longer than three (3) years, with re-election permitted, and who may be removed at any moment.

Paragraph 1 – The choice and election of the Officers by the Board of Directors shall consider their professional qualification, notorious knowledge and specialization in the respective contact area in which these administrators will act, in accordance with the Basic Organization Plan.

Paragraph 2 – The members of the Board of Executive Officers shall perform their duties on a full-time basis schedule and with exclusive dedication to Petrobras; however, the concurrent exercise of administrative duties in subsidiaries, controlled and affiliated companies of the Corporation shall Be permitted at the discretion of the Board of Directors according to the Good Practices Code as per item VII of Art. 29 of these By-Laws.

Paragraph 3 – The Chief Executive Officer and the Officers shall be entitled annually to 30 (thirty) days vacation, to be granted by the Board of Directors; the payment in double of the compensation concerning the vacation period not enjoyed is prohibited.

Art. 21 –  The installation on an administrative office of the Corporation must comply with the conditions established by articles 147 and 162 of Law No. 6,404 of 1976; likewise, nobody who has ancestors, descendents or collateral relatives in the Board of Directors, in the Board of Executive Officers or in the Audit Board (Conselho Fiscal) may be installed in an office.

Sole paragraph. In relation to the installation of an employee representative at the Board of Directors, a university level degree shall not be required, and an employee will not be unable to be elected for the vacancy, which is specifically referred to at Paragraph 2, art. 162 of Law No. 6,404, of 1976.

Art. 22 – Members of the Board of Directors and Officers shall be installed in their offices by signing installation deeds in the book of minutes of the Board of Directors and of the Board of Executive Officers, respectively.

Paragraph 1 – The installation deed must contain under penalty of nullity:

(i) the indication of at least one domicile where the administrator may receive service of process and summons in administrative and judicial procedures related to acts of his (her) performance, and which shall be deemed as served by means of the delivery at the domicile so indicated; the latter may only be altered by a written communication to the Corporation;

(ii) his (her) compliance with the contracts possibly signed by Petrobras with stock exchanges or over-the-counter market entities organized and accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) with the purpose of adopting corporate governance standards set up by such entities, accepting liability in respect of the fulfillment of such contracts and respective regulations or differentiated practices of the corporate governance, if such is the case; and

(iii) compliance with the arbitration clause set forth in article 58 of these By-Laws.

Paragraph 2 – The installation of a member of the Board of Directors who is a resident or domiciled abroad is conditional upon the appointment of a representative who resides in the country, with powers to receive service of process in proceedings against such member based on the corporate legislation, by means of a power of attorney with a validity term of at least 3 (three) years after the end of the term of office of the member.

Paragraph 3 – Prior to the installation and also upon departing from their office, the members of the Board of Directors and of the Board of Executive Officers shall submit a statement of assets to be filed in the Corporation.

Art. 23 – The members of the Board of Directors and of the Board of Executive Officers shall be liable, according to art. 158 of Law No. 6,404 of 1976, individually and solitarily, for the acts practiced and for the losses to the Corporation resulting therefrom. They are prohibited from participating in a deliberation concerning operations involving companies in which they take part with more than 10% (ten percent), or in which they held a management position in the period immediately prior to the installation in the Corporation.

Paragraph 1 – The Corporation shall ensure the defense in judicial and administrative proceedings in respect of its present and past managers, in addition to a permanent insurance contract in behalf of them to keep them harmless from liabilities due to the act deriving from the performance of the office or function covering the whole time period during which they performed their respective terms of office.

Paragraph 2 – The guarantee provided for in the preceding paragraph covers the Audit Board (Conselho Fiscal) members as well as all employees and agents who legally act upon delegation by the managers of the Corporation.

Art. 24 – A member of the Board of Directors who fails to attend 3 (three) consecutive meetings without a justified reason or license granted by the Board of Directors shall forfeit his office.

Art. 25 – In the event of a vacancy in the office of member of the Board of Executive Officers and shall perform so up to the next General Meeting, as provided in article 150 of Law No. 6,404 of 1976.

Paragraph 1 – The member of the Board of Directors or the member of the Board of Executive Officers elected in replacement shall complete the term of office of the member he (she) is replacing, and once this term has elapsed, he (she) shall remain in the office until the installation of his successor.

Paragraph 2 – If the Director representing the employees does not conclude his term of office, the following shall apply:

I – the second most voted candidate will take over the office, if the first half of the term has not been elapsed;

II – new elections shall be called, in case more than half of the term has been elapsed.

Paragraph 3 – In the case of item I of Paragraph 2, the alternate Director shall end the management term of the substituted Director.

Paragraph 4 – In the case of item II of Paragraph 2, the elected Director shall finish the whole management term set forth in Art. 18 of these By-Laws.

Art. 26 – The Company shall be represented in the Courts or outside them by its Board of Executive Officers, individually by its Chief Executive Officer, or by two Officers jointly, who may appoint proxies or representatives.

Art. 27 – The Chief Executive Officer and the Officers may not be absent from their office for more than 30 (thirty) days without being licensed or authorized by the Board of Directors.

Paragraph 1 – According to Item IV of Art. 38 it is incumbent upon the Chief Executive Officer to designate from among the Officers his possible substitute.

Paragraph 2 – In the event of absence or impediment of any Officer, his functions shall be taken over by a substitute chosen by him from among the other members of the Board of Executive Officers or one of his direct subordinates, the latter until maximally 30 (thirty) days.

Paragraph 3 – In case a subordinate is indicated, conditional upon approval by the Chief Executive Officer, the former shall take part in all routine activities of the Officer, including attendance at meetings of the Board of Directors, in order to deal with matters of the contact area of the respective Officer, without, however, exercising the voting right.

Section II

Board of Directors

Art. 28 – The Board of Directors is the highest-level guiding and directing body of Petrobras; it is incumbent upon it:

I – to set the overall direction of the business of the Corporation, defining its mission, its strategic goals and guidelines;

II – to approve the strategic plan as well as the pluri-annual and annual programs of expenditures and investments;

III – to fiscalize the Officers’ management and to establish their assignments, examining at any moment whatsoever the books and documents of the Corporation;

IV – to evaluate performance results;

V – to approve every year the amount above which acts, contracts, or operations, although up to the competence of the Board of Executive Officers, particularly those provided for in items III, IV, V, VI, and VIII of Art. 33 of these By-Laws must be submitted to the approval of the Board of Directors;

VI – to deliberate about the issuance of debentures not convertible into shares and without real estate guarantee;

VII – to set up the overall polices of the Corporation, including those concerning the strategic, commercial, financial, investment, environmental and human resources management;

VIII – to approve the conveyance of the ownership of assets of the Corporation, including concession agreements and authorization regarding oil refining, natural gas processing, transport, import and export of oil, its derivatives and natural gas, with the possibility of limiting the value for performing such acts by the Board of Executive Officers;

IX – to deliberate about an Electoral Regulation chosen by the Board of Directors elected by the employees.

Sole paragraph – The establishment of the human resources politics about item VII shall not count on the participation of the Director representing the employees, if discussions and deliberations include matters referring to union’s issues, compensation, benefits and advantages, including complementary welfare and assistance matters on which is identified a conflict of interests.

Art. 29 – It is incumbent exclusively upon the Board of Directors to deliberate about the following matters:

I – the Basic Organizational Plan  and its amendments, as well as the assignment to the Officers, upon the Chief Executive Officer’s proposal, of duties corresponding to the contract areas defined in the plan referred to;

II – authority to acquire shares issued by the Company to remain in treasury or cancelling, as well as subsequent disposal of such shares, in compliance with the legal, regulatory and statutory provisions;

III – approval of the Exchange of securities issued by the Corporation;

IV – election and removal of the members of the Board of Officers;

V – the setting up of subsidiaries, participations in controlled or affiliated companies, or the termination of such participation, as well as the acquisition of shares or quotas of other companies;

VI – to call a Shareholder’s General Meeting in the cases provided for in the Law, and the publishing of the respective notice at least 15 (fifteen) days in advance;

VII – approval of a Code of Good Practices and of its in-house regulation, which must provide for the designation of the Rapporteur and the organization of Committees of the Board of Directors composed of some of its members with specific assignments regarding the analysis and recommendation in respect of certain matters;

VIII – approval of the Corporate Governance Guidelines of Petrobras;

IX – choice and removal of independent auditors, who will not be allowed to render consultancy services to the Corporation during the effectiveness of the contract;

X – the report of the management and the accounts of the Board of Executive Officers;

XI - The setting up of the Business Committee and approval of the assignments and operational rules of such Committee consistent with the Basic Operational Plan, and which must be publicized to the market in summary at the time the financial statements of the Corporation are published or when they are altered;

XII – matter which, in view of a legal provision or upon instruction by the General Meeting, are subject to its deliberation;

Sole paragraph - The Business Committee set forth in item XI shall submit to the Board of Executive Officers its opinion concerning the corporate matters involving more than on business area, as well as the importance and relevance of which require a broader debate.

Art. 30 – The Board of Directors may order inspections, audits or rendering of accounts of the Corporation, including the hiring of specialists, experts or external auditors, in order to inform more about the matters submitted to its deliberation.

Art. 31 – The Board of Directors shall meet with the attendance of the majority of its members, upon being called by its Chairman or by the majority of its members, in a regular meeting at least every 30 (thirty) days and in a special meeting whenever necessary.

Paragraph 1 – IF required, the members of the Board of Directors may participate in a meeting by telephone, video-conference, or other communication means capable of ensuring and effective participation and the authenticity of the respective vote.  In such event, the member of the Board of Directors shall be deemed as present at the meeting and his vote shall be deemed valid for all legal purposes and incorporated into the minutes of the meeting in point.

Paragraph 2 – The matters submitted to the appreciation of the Board of Directors must be accompanied by the decision of the Board of Executive Officers, by the statements of the technical area or of the competent Committee, plus a legal opinion whenever necessary for examining the matter.

Paragraph 3 – The Chairman of the Board of Directors, at his own initiative or at the request of any of its Members, may call Officers of the Corporation to attend the meetings and to render clarifications or information in respect of the subjects concerned.

Paragraph 4 – The deliberations of the Board of Directors shall be taken by the vote of the majority of the Members in attendance and shall be recorded in the pertinent minute book.

Paragraph 5 – In the case of a tie, the Chairman of the Board of Directors may cast the deciding vote.

Section III

Board of Executive Officers

Art. 32 – The management of the businesses of the Corporation is incumbent upon the Board of Executive Officers in compliance with the mission, goals, strategies and guidelines established by the Board of Directors.

Art. 33 – It is incumbent upon the Board of Executive Officers:

I – to work out and to submit to the approval of the Board of Directors:

a) the bases and guidelines for working out the strategic plan as well as of the annual programs and the pluri-annual plans;

b) the strategic plan as well as the respective pluri-annual plans and annual programs or expenditures and investments of the Corporation with the respective projects;

c) the cost and investment budgets of the Corporation;

d) the assessment of the result of the performance of the activities of the Company;

II – approve:

a) the technical-economic appraisal criteria for investment projects with the respective liability delegation plans for their execution and implementation;

b) the criteria for the economic use of producing areas and the minimum coefficient of oil and gas reserves in compliance with the specific legislation;

c) the price policy and the basic price structures of the products of the Corporation;

d) accounting plans, basic criteria for establishing results, the amortization and depreciation of invested capitals and changes in their accounting policies;

e) handbooks and rules in respect of accounting, finances, personnel management, the hiring and implementation of works and services, the supply and disposal of materials and equipment in respect of operation and others required to guide the functioning of the Corporation;

f) rules concerning the assignment of the use, the renting or leasing of real-estate owned by the Corporation;

g) the yearly insurance plan of the Corporation;

h) the basic structure of the books of the Corporation and their respective Organizational Rules as well as to set up, to transform or to extinguish operational or corresponding bodies, as well as temporary work bodies, agencies, branches, bureaus and offices, in the country and abroad;

i) plans providing for the admission, career, access, benefits and disciplinary regime of the employees of Petrobras;

j) the assignment of the staff of the bodies of the Corporation;

k) the designation of the incumbents of the High-Level Management of the Corporation;

l) the annual business plan;

m) the setting of consortia, joint ventures and specific purposes companies in the country and abroad;

III – to authorize the raising of funds, signing of loan agreements and financings in the country and abroad, including by way of the issuance of securities;

IV – to authorize the rendering of secured or fiduciary guarantees, in compliance with the pertinent legal and contractual provisions;

V – to authorize the acquisition, in accordance with the specific legislation, of real-estate goods, ships and maritime drilling and production units, as well as the encumbrance and the disposal of assets of the Corporation;

VI – to authorize the disposal or encumbrance of shares or quotas of companies in which the Corporation owns more than 10% (ten percent) of the corporate capital, as well as the assignment of rights in consortia or joint ventures in which the Corporation owns more than 10% (ten percent) of the investment; limits may be established for delegating the practice of such acts to the Chief Executive Officer or the Officers;

VII – to authorize the signing of conventions or contracts with the Federal Government, the States, the Federal District and the Municipalities, with the possibility of setting value limits for delegating the exercise of such acts to the Chief Executive Officer or to the Officers;

VIII – to authorize in the form of specific legislation the waiving of acts or extrajudicial transactions extinguishing lawsuits or pending issues, with the possibility of setting value limits for delegating the exercise of such acts to the Chief Executive Officer or to the Officers;

IX – to follow up and control the activities of the subsidiaries and companies in which Petrobras participates, or with which it is associated;

X – to deliberate about trademarks and patents, names and logos;

XI – to establish other Committees related to the Business Committee, with the approval of the respective operational rules and assignments consistent with the Basic Operational Plan.

Art. 34 – The Board of Executive Officers shall hold a regular meeting once a week with the majority of its membership, among whom the Chief Executive Officer or his deputy, and in a special meeting upon call by the Chief Executive Officer or of two-thirds of the Officers.

Sole paragraph. Matters submitted to the appreciation of the Board of Executive Officers must be accompanied by the statements of the technical area of the Business Committee, plus a legal opinion whenever necessary for examining the matter.

Art. 35 – In addition to the matters of the original competence of a full-board deliberation as provided in Art. 33 of these By-Laws, the Board of Executive Officers may deliberate about managerial acts of business of the individual responsibility of each of the Officers within the contact areas established by the Board of Directors in the Basic Organizational Plan. Furthermore, it is incumbent upon the Officers:

I – to give instructions to the representatives of the Corporation at the General Meeting of its subsidiaries, controlled and affiliated companies in accordance with the guidelines established by the Board of Directors;

II – to hire and fire employees and to formalize assignments to managerial duties and functions approved by the Board of Executive Officers;

III – to designate corporate employees for missions abroad;

IV – to sign deeds, contracts and agreements as well as to manage the funds of the Corporation, always jointly and with another Officer.

Art. 36 – The deliberations of the Board of Executive Officers shall be taken by the vote of the majority of the members present and recorded in the respective minutes book.

Sole paragraph. In the case of draw, the Chairman will have the deciding vote.

Art. 37 – The Board of Executive Officers shall forward to the Board of Directors copies of the minutes of their meetings, and shall render the information in order to assess the performance of the Company's activities.

Section IV

The Chief Executive Officer

Art. 38 – The heading and coordination of the activities of the Board of Executive Directors is incumbent upon the Chief Executive Officer, namely:

I – to call and to chair the meetings of the Board of Executive Officers;

II – to propose to the Board of Directors the distribution among the Officers of the contact areas defined in the Basic Organizational Plan;

III – to propose to the Board of Directors the names of the Officers of the Corporation;

IV – to designate from among the Officers his occasional substitute in his absences and impediments;

V – to follow up and to supervise, by means of coordinating the activities of the Officers, the activities of all of the bodies of the Corporation;

VI – to designate the representatives of the Corporation at the General Meetings of its subsidiaries, controlled and affiliated companies in accordance with the guidelines set forth by the Board of Directors;

VII – to render information to the State Minister to whom the Corporation is related to and to the control bodies of the Federal Government, as well as of the Federal Court of Auditors (Tribunal de Contas da União) and National Congress.

Chapter V

The General Meeting

Art. 39 – The Regular General Meeting shall be held yearly within the time-frame provided for in art. 132 of Law No. 6,404 of 1976, at the place, date and hour established in advance by the Board of Directors, in order to deliberate about matter of its competence, particularly:

I – to audit the accounts of the managers, to examine, discuss and vote the financial statements;

II – to deliberate about the destination of the net profit of the fiscal year and the distribution of dividends;

III – to elect the members of the Board of Directors and the Audit Board (Conselho Fiscal).

Art.  40 – The Special General Meeting, in addition to the cases established by law, shall meet upon call of the Board of Directors to deliberate about the matters of interest to the Corporation, particularly:

I – the amendment of the By-Laws;

II – the increase of the limit of the authorized capital;

III – the increase of the capital;

IV – the evaluation of the goods with which the shareholder may contribute to the increase of the corporation capital;

VI – the issuance of debentures convertible into shares or their sale when ín the treasury;

VII – the incorporation of the Company into another company, its distribution, transformation, split, merger;

VIII – the participation of the Corporation in a group of companies;

IX – the disposal of the control of corporate capital of subsidiaries of the Company;

X – the removal of the members of the Board of Directors;

XI – the disposal of debentures convertible into shares that belong to the Corporation and are issued by its subsidiaries;

XII – the establishment of the compensation of the managers;

XIII – the cancelling of the registry as a publicly held Company;

XIV – the choice of a special company from among a three-company list presented by the Board of Directors to prepare the Appraisal Report of its shares according to their respective economic value, to be utilized in cases of the canceling of the registry as publicly held Company and deviation from the standard rule of corporate governance defined by stock exchanges or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários ‒ CVM), with the purpose of complying with the rules established in the pertinent regulation of practices differing from corporate governance as issued by such entities, and in accordance with the contracts possibly signed by Petrobras with such entities;

XV – waiver of the right to subscribe shares or debentures convertible into shares of subsidiaries, controlled or affiliated companies.

Paragraph 1 – The deliberation of the subject set forth in item XIV of this article shall be taken by an absolute majority of the votes of the outstanding common shares; blank votes are not to be computed.

Paragraph 2 – In the event of a public offering formulated by the controlling shareholder, the latter must cover the costs of the Appraisal Report.

Art. 41 – The General Meeting shall establish the overall or the individual amount of the compensation of the managers every year as well as the limits of their participation in the profits in compliance with the rules of the specific legislation.

Art. 42 – The General Meeting shall be chaired by the Chief Executive Officer of the Corporation or the substitute he may designate and, in the absence of both, by a shareholder chosen by the majority vote of those present.

Sole paragraph. The Chairman of the General Meeting shall choose the Secretary of the meeting from among the shareholders present.

Chapter VI

Audit Board

Art. 43 – The Audit Board, of a permanent status, comprises up to five members and their respective deputies elected by the Regular General Meeting, all of whom residing in the country, in compliance with the requirements and impediments set forth in the Joint Stock Corporation Law, either shareholders or not, one of whom shall be elected by the holders of minority common shares and another by the holders of the preferred shares in a separate voting procedure.

Paragraph 1 – From among the members of the Audit Board, one of them shall be nominated by the Finance Minister as representative of the National Treasury.

Paragraph 2 – In the event of a vacancy, resignation, impediment or unjustified absence at two consecutive meetings, such member of the Audit Board shall be replaced until the end of the term of office by the respective substitute.

Paragraph 3 – The members of the Audit Board shall be installed in their offices by signing the installation deed in the book of minutes and opinions of the Audit Board, which shall mention:

(i) compliance with the contracts possibly signed by Petrobras with a stock exchange or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM) with the purpose of adopting corporate governance standards set forth by those entities and taking full responsibility of such contracts and the applicable regulations of differentiated practices of corporate governance, if such is the case, and

(ii) compliance with the arbitration clause set forth in Art. 58 of these By-Laws.

Art. 44 – The term of office of the members of the Audit Board is one year with the re-election permitted.

Art. 45 – The compensation of the members of the Audit Board, in addition to the compulsory reimbursement of transport and permanence expenditures necessary to perform the function, shall be set by the General Meeting electing them and in compliance with the limit established in Law No. 9,292 of 1996.

Art. 46 – It is incumbent upon the Audit Board, without detriment of other assignments that are vested in it due to legal provision or instruction of the General Meeting;

I – to fiscalize, by any of the its members, the acts of the managers and to verify the implementation of their legal and statutory duties;

II – to render opinion about the Annual Report of the Management, with the inclusion in that opinion of such supplementary information that it may deem required or useful for the General Meeting to deliberate upon;

III – to render opinion about the proposals of the managers to be submitted to the General Meeting concerning amendment of the corporate capital, issuance of debentures or subscription bonds, investment or capital budget plans, distribution of dividends, transformation, incorporation, merger or split of the Corporation;

IV – to denounce by any of its members to the management bodies their mistakes, frauds or offenses that may discover, suggesting measures useful to the Corporation and, in case the former fails to take the necessary measures to protect the interests of the Corporation, to denounce this to the General Meeting;

V – to call the Regular General Meeting, of the managers delay for more than one month calling it, and to call the Special General Meeting whenever serious or urgent reasons occur, with the inclusion on the agenda of the subjects they may deem necessary;

VI – to analyze, at least quarterly, the interim balance-sheet and further financial statements periodically prepared by the Board of Executive Officers;

VII – to examine the financial statements of the fiscal year and opine about them;

VIII – to perform such assignments during liquidation.

Sole paragraph. The members of the Audit Board shall participate compulsorily in the meetings of the Board of Directors in which matter referring to items II, III, and VI of this article are going to be considered.

Chapter VII

Employees of the Corporation

Art. 47 – The employees of Petrobras are subject to the labor legislation and to the in-house regulations of the Corporation in compliance with the legal rules applicable to employees of mixed-capital corporations.

Art. 48 – The admission of employees by the Petrobras and its subsidiaries and controlled will follow the selection process, in terms approved by the Board.

Art. 49 – Roles of Senior Management and the powers and responsibilities of the respective owners are defined in the Basic Plan of Organization of the Company.

Paragraph 1 – The duties referred to in the heading of this article may, exceptionally and at the discretion of the Board of Executive Officers, be assigned to technicians or experts alien to the permanent staff of the Corporation.

Paragraph 2 – The managerial duties that shall constitute the organizational structure of the Corporation at all other levels shall be vested with the powers and responsibilities of the holders as defined in the rules of the respective bodies.

Art. 50 – Without detriment to the requirements foreseen in the law the assignment of employees of Petrobras and of its subsidiaries or controlled companies shall depend upon authorization, in each particular case, of the Board of Executive Officers, and shall be made whenever possible, with reimbursement of the cost involved.

Art. 51 – The Corporation shall separate a portion of the yearly results for distribution among its employees, in compliance with the criteria adopted by the Board of Directors and in compliance with the prevailing legislation.

Chapter VIII

General Dispositions

Art. 52 – The activities of Petrobras shall comply with the Basic Organizational Plan approved by the Board of Directors and shall cover the general structure and define the nature and the assignments of each body, the reporting, coordination and control relationships required for its operation in accordance with these By-Laws.

Art. 53 – The fiscal year shall coincide with the calendar year ending on December 31st of each year, on which date the property balance-sheet and further financial statements to comply with the legal provisions shall be established.

Sole paragraph. The Company may establish half-yearly balance sheets for the payment of dividends or additional payment on shareholders' equity upon deliberation of the Board of Directors.

Art. 54 – Financial changes equivalent to the SELIC rate shall incide, from the transfer data throughout the date of the capitalization, on funds transferred by the Federal Government or deposited by minority shareholders for purposes of the capital increase of the Corporation.

Art. 55 – From the net profit shown in its Annual Balance-Sheet, Petrobras shall assign a minimum of 0.5% (five-tenth percent) of the paid-in corporate capital in order to constitute a special reserve to cover the cost of the technological research and development programs of the Corporation.

Sole paragraph. The accrued balance of the reserve provided for in this article must not exceed 5% (five percent) of the paid-in corporate capital.

Art. 56 – After the distribution of the minimum divided foreseen in article VIII of these By-Laws has been determinate, the General Meeting may, in compliance with the Corporation Law and the specific federal rules, assign percentages or bonuses to the members of the Board of Executive Officers of the Corporation as profit sharing.

Art. 57 – The Board of Executive Officers may authorize the practice of reasonable free acts on behalf of the employees or of the community in which the company participates, including the donation of goods no longer usable, in the light of its social responsibilities as provided for in paragraph 4  154 of Law No. 6,404, of 1976.

Art. 58 – Disputes or controversies involving the Corporation, its shareholders, managers and members of the Audit Board shall be resolved according to the rules of the Market Arbitration Chamber, with the purpose of applying the provisions  contained in Law No. 6,404 of 1976, in these By-Laws, in the rules issued by the National Monetary Council, by the Central Bank of Brazil and by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) as well as in all further rules applicable to the operation of the capital market in general, in addition to those contained in the contracts occasionally signed by Petrobras with the stock exchange or an organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM), with the purpose of the adoption of corporate governance standards established by these entities and of the respective rules on differentiated practices of corporate governance, if such is the case.

Sole paragraph. The deliberations of the Federal Government through voting in the General Meeting, aimed at guiding the business of the Corporation, as per article 238 of Law No. 6,404 of 1976, shall be deemed as forms of exercising undisposable rights and shall not be subject to the arbitral procedure mentioned in the heading of this article.

Art. 59 – Contractual agreements signed by Petrobras for acquiring goods and services shall be preceded by a simplified bidding procedure as defined in the regulation approved by Decree No. 2,745 of August 24, 1998.

Art. 60 – With the purpose of drawing up its proposals to participate in biddings preceding the assignments dealt with in Law No. 9,478 of 1997, Petrobras may sign pre-contractual agreements by sending out invitation letters, ensuring prices and commitments concerning the supply of goods and services.

Sole paragraph. The pre-contractual agreements shall contain a plain-right resolution clause to be applicable without penalty or indemnity of any kind in case another bidder is announced as the winner, and shall be submitted subsequently to the appreciation of the external control and fiscalization bodies.

Art. 61 – The Federal Government as controlling shareholder of the Corporation, the members of the Board of Directors, of the Audit Board and of the Board of Executive Officers shall:

I – Abstain from negotiating securities in the following time periods:

a) in the period of one month prior to the closing of the fiscal year until the publication of the announcement placing at the disposal of the shareholders the financial statements of the Corporation or their publication, prevailing whichever occurs first;

b) in the period between the decision taken by the competent corporate body to increase or to reduce the corporate capital, to distribute dividends or share bonuses or to issue other securities, and the publication of the respective notices or ads.

II – Communicate to the Corporation and to the stock exchange or organized over-the-counter market entity accredited at the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários - CVM) their periodic security negotiation plans, if they have them, as well as the subsequent alteration or non-implementation of such plans. The communication must inform at least whether the plan is a programmed investment or a de-investment plan, the periodicity and the programmed quantities.